[DRESSER-RAND LOGO]                               1200 West Sam Houston Pkwy. N.
                                                  Houston, Texas 77043
                                                  www.dresser-rand.com


For Immediate Release                                     NEWS RELEASE
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   Dresser-Rand Olean USWA Local 4601 Ratifies New Competitive Labor Agreement

HOUSTON, TX, April 1, 2008 - Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC) today confirmed that the members of USWA local 4601 representing approximately 500 workers at its Olean, New York facility have ratified a new contract by an overwhelming majority,. The three-year agreement is effective June 16, 2008.

Negotiations between the union and Company focused on actions that would help ensure the long-term future of the facility. Company officials said that the new agreement is an important step to enhance its overall competitiveness.

"We achieved our contract objectives, which were to secure Olean's long-term future success," said Jean- Francois Chevrier, Vice President and General Manager of Dresser-Rand's North American Operations. "The contemporary contract is market competitive and is generally consistent with programs and policies covering other Dresser-Rand U.S.-based represented and non-represented employees.


Elizabeth C. Powers, Vice President and Chief Administrative Officer commended union leadership for working cooperatively with the Company to find ways to improve the competitiveness of the Olean operation. "This contract language allows for continuous operating improvements. Wages will increase by 10 1/2 percent over the life of the contract. We also are implementing improvements in insurance programs, pension, and vacations, while lifetime retiree medical coverage has been eliminated for certain active and future employees."

Powers added, "We are proud of our employees, their dedication to their work, and are very pleased that together with the United Steelworkers Local 4601 negotiating committee we have achieved this result."

Vincent R. Volpe Jr., President, and CEO, added his appreciation for the work of the union leadership and the Company's negotiating team, and outlined the significance of this agreement in providing for increased investment in the Olean Operation. "As the Company evaluates its growth strategy we will continue to focus investment in areas where continuous improvement is a daily occurrence. The contract that has been negotiated in good faith, is fair and addresses the key requirements of both the Company and our employees. It helps engender an environment conducive to investment. We are applying for two building permits for potential additional investment in Olean; one permit is to construct additional test capability associated with our sub-sea compressor-separator technologies, the second is for a new technology center to house about 500 engineers and technologists located at our Olean campus. Olean is one of several sites being considered for these investments. Based on the new labor agreement, the probability that Olean will actually be designated as the recipient of these investments has greatly increased. We expect to make the final decision within the next month."


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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway and India, and maintains a network of 27 service and support centers covering more than 140 countries.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipate", "believes", "expects," "intends", and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in greater detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at .

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497